American Funds Developing World Growth and Income Fund

November 30, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$22,078
Class B	$7
Class C	$1,317
Class F1	$2,030
Class F2	$11,988
Total	$37,420
Class 529-A	$360
Class 529-B	$-*
Class 529-C	$35
Class 529-E	$11
Class 529-F1	$22
Class R-1	$19
Class R-2	$43
Class R-2E	$-*
Class R-3	$62
Class R-4	$68
Class R-5	$37
Class R-5E	$0
Class R-6	$250
Total	$907

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1590
Class B	$0.0980
Class C	$0.1012
Class F1	$0.1630
Class F2	$0.1909
Class 529-A	$0.1656
Class 529-B	$0.0875
Class 529-C	$0.0993
Class 529-E	$0.1415
Class 529-F1	$0.1805
Class R-1	$0.1045
Class R-2	$0.0970
Class R-2E	$0.1703
Class R-3	$0.1380
Class R-4	$0.1688
Class R-5	$0.1971
Class R-5E	$0.0000
Class R-6	$0.2017

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	143,876
Class B	61
Class C	12,822
Class F1	11,754
Class F2	65,701
Total	234,214
Class 529-A	2,415
Class 529-B	4
Class 529-C	377
Class 529-E	75
Class 529-F1	139
Class R-1	183
Class R-2	511
Class R-2E	1
Class R-3	535
Class R-4	440
Class R-5	303
Class R-5E	1
Class R-6	1,684
Total	6,668

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$8.69
Class B	$8.67
Class C	$8.66
Class F1	$8.70
Class F2	$8.70
Class 529-A	$8.69
Class 529-B	$8.67
Class 529-C	$8.65
Class 529-E	$8.68
Class 529-F1	$8.69
Class R-1	$8.66
Class R-2	$8.64
Class R-2E	$8.69
Class R-3	$8.68
Class R-4	$8.69
Class R-5	$8.70
Class R-5E	$8.69
Class R-6	$8.70

*Amount less than one thousand.